EXHIBIT   11

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                        ANDREA ELECTRONICS CORPORATION

           Computation of Fully Diluted Earnings Per Common Share

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                                                             For the Three Months Ended
                                                                      March 31,

                                                                 1997            1996
                                                             -----------      -----------
EARNINGS
  Pro forma income (loss) applicable to common stock*        $   606,441      $  (477,909)
                                                             ===========      ===========
SHARES
  Weighted average number of common shares outstanding         3,792,197        3,290,322
  Assuming conversion of options and warrants                    626,851          776,909
                                                             -----------      -----------
  Pro forma shares                                             4,419,048        4,067,230
                                                             ===========      ===========

  Fully diluted income (loss) per common share               $       .14      $      (.12)
                                                             ===========      ===========

*     Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.


This calculation is submitted in accordance with Regulation S-B, Item 601(b)(11) although, for the period ended March 31, 1996, it is contrary to paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.

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